(513) 723-4000



                               November 12, 1996



Board of Directors
ASB Financial Corp.
503 Chillicothe Street
Portsmouth, Ohio 45662

Gentlemen:

     We have acted as special counsel for ASB Financial Corp.(the "Company"), in connection with the proposed issuance and sale of the common shares of the Company, no par value (the "Common Shares"), upon the exercise of options granted to purchase such Common Shares pursuant to the ASB Financial Corp. 1996 Stock Option and Incentive Plan (the "Plan") as described in the Registration Statements on Form S-8 to be filed with the Securities and Exchange Commission on or about November 12, 1996 (the "Registration Statements"), for the purpose of registering 171,396 Common Shares reserved for issuance under the Plan pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification(a) the Registration Statement; (b) the Company's Articles of Incorporation, as amended and as certified by the Secretary of State of Ohio on November 12, 1996; (c) the Code of Regulations of the Company as certified by the President and the Treasurer of the Company on November 12, 1996; (d) the Certificate of Inspector of Election for the meeting of the shareholders of the Company held on November 15, 1995; (e) the minutes of the meeting of the Board of Directors of the Company dated November 15, 1995; (f) the minutes of the meeting of the Board of Directors of the Company dated September 23, 1996; (g) a Certificate of Good Standing with respect to the Company issued by the Secretary of State of Ohio dated November 12, 1996 (h) a Certificate of the President and Treasurer of the Company dated November 12, 1996; and (i) such other representations of the Company and its officers as we have deemed relevant.

     In our examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies and the authenticity of such originals of such latter documents. We have also assumed the due preparation of share certificates and compliance with applicable federal and state securities laws.

     Based solely upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that after the Common Shares shall have been issued by the Company upon the exercise of the options and payment therefor in full in the manner provided in the Plans and in the Registration Statements (when they become effective), such Common Shares issued upon the exercise of such options will be validly issued, fully paid and non-assessable.

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     This opinion is limited to the federal  laws of the United  States and to the laws of the State of Ohio having effect as of the date hereof. This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the Common Shares and the filing of the Registration Statements and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

     We consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to the reference to us in the Registration Statement.

                              Very truly yours,



                              VORYS, SATER, SEYMOUR AND PEASE


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